EXHIBIT 11



                      DIMON INCORPORATED AND SUBSIDIARIES



                Computation of Earnings (Loss) Per Common Share



                   Nine Months Ended March 31, 1996 and 1995



                    (in thousands, except per share amounts)



                                                                                                           1996           1995
                                                                                                        First Nine     First Nine
                                                                                                          Months         Months
Primary Earnings
Income before extraordinary item....................................................................     $ 30,740       $  9,763
Extraordinary item..................................................................................        1,400              0
Net income..........................................................................................     $ 32,140       $  9,763
Shares
Weighted average number of common shares
  outstanding.......................................................................................       38,633         38,068
Shares applicable to stock options, net of shares
  assumed to be purchased from proceeds at average market price.....................................          106             14
Average Number of Shares Outstanding................................................................       38,739         38,082
Earnings per Share
Income before extraordinary item....................................................................     $    .79       $    .26
Extraordinary item..................................................................................          .04            .00
Net Income..........................................................................................     $    .83       $    .26
Assuming Full Dilution Earnings
Income before extraordinary item....................................................................     $ 30,740       $  9,763
Extraordinary item..................................................................................        1,400              0
Net Income..........................................................................................     $ 32,140       $  9,763
Add after tax interest expense applicable to 7 3/4% Convertible Debentures issued June 3, 1991......        1,765          2,005
Adjusted Net Income.................................................................................     $ 33,905       $ 11,768
Shares
Weighted average number of common shares
  outstanding.......................................................................................       38,633         38,068
Shares applicable to stock options, net of shares
  assumed to be purchased from proceeds at ending market price......................................          184             23
Assuming conversion of 7 3/4% Convertible Debentures at beginning of period.........................        3,650          4,203
Average Number of Shares Outstanding................................................................       42,467         42,294
Earnings Per Share
Income as adjusted before extraordinary items.......................................................     $    .77       $    .28
Extraordinary items.................................................................................          .03            .00
Net Income as Adjusted..............................................................................     $    .80       $    .28